Exhibit 10.1

SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is made as of this 1st day of March, 2016 by and between TiVo, Inc., a Delaware corporation (“Company”), and Jeffrey Klugman, an individual (“Executive”). The terms “Party” or “Parties” shall be used to refer to the Company and/or Executive.
WHEREAS, Executive served as Executive Vice President, General Manager of Products and Revenue (“EVP”); and
WHEREAS, Executive’s employment as EVP terminated, effective as of the Separation Date (as defined below), and Executive shall assist in the transition of his duties as EVP during the Transition Period (as defined below).
NOW, THEREFORE, for and in consideration of the promises and the consideration more fully set forth herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Executive mutually agree as follows:

1.
Separation From Employment; Separation Date. The Company and Executive acknowledge and agree that, effective as of the Separation Date (as defined in this Section 1), Executive’s employment as EVP by the Company and/or any subsidiary or affiliate controlled by the Company (collectively, the “Affiliates”) shall terminate. Executive further acknowledges and agrees that he shall no longer be an employee, officer , or director of the Company or any of its Affiliates after the Separation Date or any such earlier date if Executive resigns or the Company terminates Executive’s employment before the Separation Date. The “Separation Date” shall be defined as March 1, 2016.

2.Transition Period. Executive further acknowledges and agrees that, from the Separation Date until February 28, 2017 (the “Transition Period”), Executive shall be available, by phone, to the Company on an as-needed basis, for no more than five hours per month, to assist the Company with the transition of Executive’s duties, but otherwise will no longer provide services to the Company as an employee or officer of the Company or in any other capacity.
3.Separation Payments and Benefits. Executive shall be paid his fully earned but unpaid base salary payment(s) due as of the Separation Date, if any, when due, at the rate in effect at the time of this Agreement, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company in effect at the time such payments are due (including, without limitation, all accrued and unused vacation, of which Executive has no accrued and unused vacation). Executive shall also be entitled to keep his current laptop computer, which is an Apple MacBook Air (13-inch, Early 2014) Serial Number: C02P25MUG5RP, originally provided to Executive by the Company for his use in connection with his performance of services to the Company as an Employee and officer of the Company, subject to the Company’s information technology department first certifying the removal of all proprietary and confidential information of the Company from such laptop, including the removal of any proprietary software programs licensed by the Company.
(a)Provided that Executive executes and does not timely revoke the release of claims attached hereto as Exhibit 1 (such release, the “General Release”) in accordance with Section 12 of this Agreement following the Separation Date and, provided, further, that Executive complies with Section 2 of this Agreement, then, subject to the Company’s standard payment procedures and schedules, except as otherwise noted below, Executive shall receive the following compensation and benefits (the “Separation Benefits”) during the Transition Period:

(i)
A lump sum one-time payment of one year of Executive’s base salary in effect as of the date of this Agreement, paid upon the business day immediately following the effective date of the General Release;

(ii)
Reimbursement of premiums for COBRA-eligible continued health and welfare coverage equivalent to such benefits in effect prior to the Separation Date (coverage for Executive’s existing medical, dental and vision insurance will continue only through March 31, 2016 and all other benefits will terminate as of the Separation Date);

(iii)
Continued vesting and/or exercisability of all time-based vesting stock awards, as listed on Schedule 1, outstanding on the date hereof in accordance with the Company’s regular vesting schedule through April 1, 2016;

(iv)	Continued exercisability of all vested stock option awards for 90 days after Separation Date, as listed on Schedule 1;

(v)	Accelerated vesting of Executive’s time-based vesting stock award as of April 1, 2016 that will vest in April 2017 as listed on Schedule 1 attached hereto; and

(vi)
100% of Executive’s actual performance achievement, as determined by the Company’s Compensation Committee, for Executive’s fiscal year 2016 bonus, payable when bonuses for such fiscal year are paid to the Company’s executives generally.

For the avoidance of doubt, Executive shall not be entitled to: (A) any of the Separation Benefits provided for in this Section 3(a) if Executive resigns from his employment with the Company for any reason before the Separation Date, (B) any COBRA payments or benefits described in Section 3(a)(ii) of this Agreement in the event that Executive receives health and welfare coverage from another employer during the Transition Period, (C) any payments, benefits or accelerated vesting under Executive’s Change of Control Agreement, dated January 19, 2010 (the “CIC Agreement”) or (D) any portion of Executive’s fiscal year 2017 bonus.

4.	Taxes. Any amounts to be paid to Executive pursuant to this Agreement shall be considered wages, and the Company will withhold and deduct all applicable federal, state and local taxes required by law.
5.Non-Disparagement. Executive agrees that he will not disparage the Company, its Affiliates or its or their current or former officers, directors, and employees in any way, including, but not limited to, any oral or written communication directed to any person or entity, including, but not limited to, competitors, customers, or clients of the Company. In addition, Executive will not make or solicit any comments, statements, or the like to the media or to others, or in any electronic forum, that may be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals. During the Transition Period following the Separation Date, the Company agrees that it shall not, and it shall direct each director of the Company and executive officer of the Company not to, make any public statement that is intended to or could reasonably be expected to disparage Executive. Notwithstanding the foregoing, nothing in this Section shall prevent either Party from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement, (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such Party to disclose or make accessible such information or (iii) making internal statements in the ordinary course of discharging such Party’s duties or responsibilities for the Company and its Affiliates.

Furthermore, nothing herein shall restrict the Company from issuing a Form 8-K or other public disclosure regarding this Agreement as the Company deems necessary and in compliance with its obligations as a publicly listed company on a U.S. stock exchange; provided, however, the Company shall use its commercially reasonable efforts to provide Executive with a copy of any Form 8-K the Company intends to file with the Securities and Exchange Commission regarding this Agreement the day before such Form 8-K is filed by the Company and the Company shall give reasonable consideration to any feedback Executive shall provide the Company with respect to the content of such Form 8-K.
6.Non-Solicitation of Employees. During the Transition Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any business, group, entity, person, governmental unit or other party, disrupt, damage, impair or interfere with the Company’s business by soliciting, encouraging, influencing, recruiting, attempting to recruit or raiding the employees of the Company or otherwise inducing termination of employment of any employee of the Company.
7.Reasonable Attorney’s Fees. The Company shall reimburse Executive for reasonable attorney’s fees incurred by Executive in connection with the negotiation of this Agreement, not to exceed $5,000.
8.No Additional Obligations. The Company shall not be obligated to pay any other sums to Executive or to provide any other benefits to Executive after the date of this Agreement, except as otherwise specifically set forth in this Agreement.
9.Full Consideration. The Parties acknowledge that good and valuable consideration supports this Agreement.
10.Cooperation. Executive agrees that he shall continue to reasonably cooperate with the Company concerning reasonable requests for information about the business of the Company or any of its Affiliates or Executive’s involvement and participation therein; the defense, prosecution, or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its Affiliates which relate to any existing or future patent litigation involving the Company and/or to events or occurrences that transpired while Executive was employed by any the Company; and in connection with any audit, investigation or review by any federal, state, or local regulatory, quasi-regulatory, or self-governing authority, or any internal investigation, relating to such events or occurrences. Executive’s cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers and employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of the Company and without the need for a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company will reimburse Executive for all reasonable and documented out-of-pocket expenses, including travel, hotel, and meal or similar expenses, incurred in accordance with policies applicable to senior executives of the Company in connection with providing his cooperation under this Section 10.
11.Section 409A of the Internal Revenue Code. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and becomes payable by reason of Executive’s Separation of employment with each Employer will be made to Executive unless Executive’s Separation of employment constitutes a “separation from service” (as the term is defined in Treasury Regulations issued under Section 409A of the Code). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, the Agreement shall be interpreted, operated, and administered, and payments hereunder reported, in a manner consistent with these intentions. To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to Executive, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
12.General Release and Waiver. As a condition to the effectiveness of this Agreement, Executive shall execute and return the General Release on or before April 15, 2016 at 5 p.m. PST, but in no event earlier than the Separation Date.
13.No Further Claims by Executive. Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Company Releasees identified in Exhibit 1. The Parties acknowledge that this Agreement will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency), provided, however, that Executive acknowledges and agrees that any claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred by the General Release.
14.No Assignment of Claims. Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any claim which he may have against any of the Parties released herein.
15.Remedies in Event of Breach. In the event of a breach by either Party of the terms of this Agreement, the other Party shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of the Agreement and to enjoin the breaching Party from any further violation of the Agreement and, subject to the first sentence of this Section 15, to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Each Party acknowledges, however, that the remedies at law for any breach of the provisions of the Agreement may be inadequate and that the non-breaching Party shall therefore be entitled to injunctive relief in the event of breach.
16.No Admissions. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of Executive or the Company or any of the Company Releasees, nor shall be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
17.Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties to this Agreement, and each of them, including in the event of any Change of Control of the Company.
18.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws rules.
19.Severability. If any provision of this Agreement shall be held invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect. In the event that any covenant contained herein is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement.
20.Entire Agreement. This Agreement, the General Release, the CIC Agreement (as to those provisions that survive its termination) and the terms of equity awards previously granted to Executive contain the entire agreement between Parties, and shall be considered and understood to be a contractual commitment and not a mere recital. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Agreement, except as specifically set forth in this Agreement. This Agreement, the terms of equity awards previously granted to Executive and the General Release supersede any and all prior and contemporaneous agreements, term sheets, negotiations and understandings, whether written or oral, pertaining to the subject matter hereof.
21.Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party to this Agreement unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party. In the case of the Company, any such writing shall bind the Company only if approved by the Board.
22.Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties. This Agreement shall not be construed against the Party preparing the same. This Agreement shall be construed without regard to the identity of the person who drafted such and shall be construed as if the Parties had jointly prepared this Agreement. Any uncertainty or ambiguity shall not be interpreted against any one Party.
23.Section Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not considered in interpreting or to be part of the terms of this Agreement.
24.Voluntary Agreement. EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT, THAT HE ACKNOWLEDGES THAT THIS IS AN IMPORTANT AND BINDING LEGAL CONTRACT THAT HAS BEEN REVIEWED BY COUNSEL OF EXECUTIVE’S CHOICE, AND THAT THIS AGREEMENT HAS BEEN FREELY AND FAIRLY NEGOTIATED BY THE PARTIES HERETO.
25.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one instrument.
26.Notices. All notices, requests and other communications to any Party under this Agreement shall be in writing and sent by personal delivery or overnight courier to the address provided below:
(a)If to the Company:
TiVo Inc.
2160 Gold Street
P.O. Box 2160
Alviso, California 95002-2160
Attention: Secretary

With a copy to:
Joseph M. Yaffe
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Email: joseph.yaffe@skadden.com
(b)If to Executive:
Jeffrey Klugman, at the most recent address on file with the Company or such other address as may be provided by Executive in accordance with this Section 26.
Notices will be deemed given (a) when personally delivered, or (b) on the first business day after deposit when sent by a recognized international overnight document delivery service. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

27.
Termination; Survivability. Executive may terminate this Agreement upon ten days' written notice to the Company. The Company may only terminate this Agreement with the prior written consent of the Executive or as a result of Executive’s material breach of this Agreement. In the event this Agreement is terminated pursuant to this Section 27, the General Release and the following provisions of this Agreement shall survive: 4, 5, 6, 8 and 10-27.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereby execute this Agreement as of the first date set forth below.

JEFFREY KLUGMAN

DATED: March 1, 2016    /s/ Jeffrey Klugman

TIVO INC.

DATED: March 1, 2016    By: /s/ Michelle Alvarado
Name: Michelle Alvarado
Title: Vice President, Human Resources

[Signature Page to Separation Agreement]

EXHIBIT 1
GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this 1st day of March, 2016, between Jeffrey Klugman (“Executive”), and TiVo Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, pursuant to the Separation Agreement dated March 1, 2016 (the “Separation Agreement”), Executive’s employment as Executive Vice President, General Manager of Products and Revenue (“EVP”) of the Company terminated, effective upon the Separation Date (defined herein); and
WHEREAS, Executive shall assist on an as-needed basis in the transition of his duties as EVP (in accordance with Section 2 of the Separation Agreement and this Release).

NOW, THEREFORE, in consideration of, and subject to, the payments and benefits to be made available to Executive, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.	Separation From Employment; Separation Date. As set forth in the Separation Agreement, Executive’s employment as EVP shall terminate upon the “Separation Date,” which is defined as March 1, 2016.

2.
Transition Period. As set forth in the Separation Agreement, from the Separation Date until the one-year anniversary following the Separation Date (the “Transition Period”), Executive shall be available, by phone, to the Company on an as-needed basis, for no more than five hours per month, to assist the Company with the transition of Executive’s duties, but otherwise will no longer provide services to the Company as an employee, officer, or director of the Company or any of its Affiliates in any other capacity.

3.
Separation Payments and Benefits. If Executive does not execute this Release on or before April 15, 2016 at 5 p.m. PST, but in no event before the Separation Date, or revokes this Release before it becomes irrevocable, the Separation Agreement will be terminated and rendered null and void. For the avoidance of doubt, Executive shall not be entitled to: (A) any of the Separation Benefits provided for in Section 3(a) of the Separation Agreement if Executive resigns from his employment with the Company for any reason before the Separation Date, (B) any COBRA payments or benefits described in Section 3(a)(ii) of the Separation Agreement in the event that Executive receives health and welfare coverage from another employer during the Transition Period, (C) any payments, benefits or accelerated vesting under Executive’s Change of Control Agreement, dated January 19, 2010 (the “CIC Agreement”) or (D) any portion of Executive’s fiscal year 2017 bonus.

4.	General Release of Claims by Executive.
(a)    In consideration of the Company’s covenants in the Separation Agreement, and contingent upon the Company making the payments and providing the benefits set forth in Section 3(a) of the Separation Agreement, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Separation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under the Worker

Adjustment and Retraining Notification Act of 1989, 29 U.S.C. § 2101 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 USC Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; the Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; The Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the California Worker Adjustment and Retraining Notification Act,  California Labor Code Section 1400, et seq. and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for worker’s compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims to continued participation in the Company’s group medical, dental, vision, and life insurance benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company or that certain Indemnification Agreement dated May 25, 2007 between Executive and the Company; and

(v)Claims based on any right Executive may have to enforce the Company’s executory obligations under the Separation Agreement or agreements related to stock awards granted to Executive by the Company.
(a)EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(b)Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Release:

(i)This paragraph and this Release are written in a manner calculated to be understood by him. Executive has carefully read and fully understands all of the provisions of this Release and the information set forth in Appendix A. Executive is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration.

(ii)The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.

(iii)This Release provides for consideration in addition to anything of value to which he is already entitled.

(iv)Executive has been advised to consult an attorney before signing this Release.

(v)Executive has been granted forty-five (45) days after he was presented with this Release to consider whether or not to sign this Release. If he executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the consideration period.

(vi)Executive has the right to revoke this Release within seven (7) days of signing this Release. In the event he does so, both this Release and the offer of benefits to him pursuant to the Separation Agreement will be null and void in their entirety, and he will not receive any severance payments or benefits under the Separation Agreement.

If he wishes to revoke this Release, Executive shall deliver written notice stating his intent to revoke this Release to the Chairman of the Compensation Committee of the Board, at the offices of the Company on or before 5:00 p.m. PST on the seventh (7th ) day after the date on which he signs this Release.

5.    No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive; provided, however, that this sentence shall not apply with respect to a claim challenging the validity of this general release with respect to a claim under ADEA.

6.    Confidential Information; Return of Company Property. Executive certifies that he shall comply with Section 7(i) of the CIC Agreement.

7.    Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

8.    Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:
TiVo Inc.
2160 Gold Street
P.O. Box 2160
Alviso, California 95002-2160
Attention: Secretary

If to Executive:
Jeffrey Klugman, at the most recent address on file with the Company or such other address as may be provided by Executive in accordance with this Section 8.
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

9.    Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

10.    Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Jose, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

11.    Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.    Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

13.    Entire Agreement. This Release, the Separation Agreement, the CIC Agreement (as to those provisions that survive its termination) and the terms of equity awards previously granted to Executive set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

14.    Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.

15.    Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed and re-executed the foregoing Release as of the dates written below.
EXECUTIVE                TIVO INC.
/s/ Jeffrey Klugman                /s/ Michelle Alvarado
Jeffrey Klugman                By:     Michelle Alvarado
            Title:    Vice President, Human Resources
Date:    March 1, 2016            Date:     March 1, 2016
(On or after the Separation Date)

[Signature Page to General Release of Claims]

APPENDIX A

1.    The decisional unit is the Senior Vice Presidents and above.

2.     The Company has decided to terminate the employment of certain employees of the Company. Employees whose employment is being terminated are eligible for certain severance benefits in consideration for signing a release.

3.    Such employees who elect severance benefits in consideration for signing a release have 45 calendar days to consider the terms of the release. Once an employee signs the release, such employee has seven calendar days to revoke his or her consent to the release.

4.    The following is a listing of the ages and job titles of the above referenced decisional unit, indicating which employees were and were not selected for termination of employment from the Company and the offer of consideration for signing a release.

Selected	Age	Job Title	Eligible for Separation Benefits

Schedule 1